Exhibit (d)(2)

ProShares Trust

Amended and Restated Advisory Fee Waiver Agreement

This AMENDED AND RESTATED ADVISORY FEE WAIVER AGREEMENT (this “Agreement”) is made effective as of the 1st day of June 2014 and as amended September 11, 2017, by and between ProShare Advisors LLC (the “Adviser”) and ProShares Trust (the “Trust”), on behalf of each of its series from time to time set forth in Schedule A attached hereto (each, a “Fund”), is effective as of September 30, 2017 and amends and restates the Advisory Fee Waiver Agreement dated June 1, 2014, as amended, between the Adviser and the Trust.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company, and is organized as a statutory trust under the laws of the State of Delaware, and each Fund is a series of the Trust;

WHEREAS, the Adviser and the Trust, on behalf of each Fund, are parties to an investment advisory agreement (the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to each Fund in consideration of compensation based on the value of the average daily net assets of such Fund (the “Advisory Fee”); and

WHEREAS, the Adviser has agreed to waive part of each Fund’s Advisory Fee as set forth in Schedule A attached hereto (the “Fee Waiver”). The Trust, on behalf of each Fund, and the Adviser, therefore, have entered into this Agreement in order to effect the Fee Waiver for each Fund at the level specified in Schedule A attached hereto on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Contractual Fee Waiver. During the Term (as defined in Section 2 below), the Adviser shall waive a portion of its Advisory Fee with respect to each Fund as set forth in Schedule A attached hereto.

2. Term; Termination. The term (“Term”) of the Fee Waiver with respect to a Fund shall begin on the effective date hereof of this Agreement (or the date on which a Fund is added to Schedule A, if later) and shall continue in full force and effect for successive one year periods thereafter with respect to each Fund end with respect to a Fund after the close of business on the date indicated on Schedule A unless the Fee Waiver is earlier terminated with respect to such Fund or the Trust by the Adviser upon thirty (30) days written notice delivered to the Trust. upon a writing duly executed by the Adviser and the Trust and approved by the Board of Trustees for the Trust. The Term of the Fee Waiver with respect to a Fund may be continued from year to year thereafter, provided that each such continuance is specifically approved by the Adviser and the Trust with respect to such Fund.

3. Miscellaneous.

3.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2 Limitation of Liability. The obligations and expenses incurred, contracted for or otherwise existing with respect to a Fund shall be enforced against the assets of such Fund or applicable class thereof and not against the assets of any other class or any other Fund or series of the Trust.

3.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the computations of average daily net assets or of any Advisory Fee, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement between the Adviser and the Trust or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act, as applicable, and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such Court, by rules, regulations or orders of the Securities and Exchange Commission (“SEC”) issued pursuant to the 1940 Act. In addition, if the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, that provision will be deemed to incorporate the effect of that rule, regulation or order. Otherwise the provisions of this Agreement will be interpreted in accordance with the substantive laws of the State of Delaware.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers as of the 30th day of May 2014 September 2017.

PROSHARES TRUST, on behalf of each FUND

By:	/s/ Todd B. Johnson
Name:	Todd B. Johnson
Title:	President

PROSHARE ADVISORS LLC

By:	/s/ Michael L. Sapir
Name:	Michael L. Sapir
Title:	Chief Executive Officer